Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio – Sloane & Company
	408-519-9677	212-446-1867
	ir@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FIRST QUARTER FISCAL YEAR 2010

ENDED APRIL 30, 2009

•	Adjusted EBITDA for the first quarter was $5.1 million, the seventh straight quarter of Adjusted EBITDA profitability, exceeding guidance

•	Net loss for the first quarter was ($4.1) million

•	Comcast DVR with TiVo® service close to launching in Chicago; remote scheduling set to launch in New England and Comcast will make TiVo the primary DVR choice in a to be announced tru2way market

•	Deal with Blockbuster to deliver library of movie titles to TV via TiVo and sell TiVo DVRs in thousands of its stores nationwide and online

•	Distribution deal with New Zealand’s largest free-to-air, national broadcaster underscores TiVo’s growing international presence

•	Ratings data for programs and commercials airing in local U.S. markets to launch this summer

•	TiVo subscribers have downloaded approximately 50 million pieces of TiVoCast content and millions and millions of streams

ALVISO, Calif. – May 27, 2009 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the first quarter ended April 30, 2009.

“We kicked off fiscal 2010 with solid first quarter results, recording our seventh straight quarter of Adjusted EBITDA profitability,” said Tom Rogers, President and CEO of TiVo. “Despite continued economic weakness, which has hit the consumer electronic industry particularly hard, TiVo maintains its solid financial position supported by a strong balance sheet with well over $200 million in cash and short term investments, no debt, and a host of innovative business growth initiatives designed to drive mass distribution globally and further distinguish TiVo as the as the only comprehensive one-stop shop approach for linear and video-on-demand TV, with the most choice for consumers, combining the best way to search and watch traditional television with by far the largest array of broadband video and music content available right to the TV.”

For the first quarter, service and technology revenues were $48.5 million, compared with $54.9 million for the same period last year. Adjusted EBITDA was $5.1 million, compared to guidance of breakeven to $2 million and $11.1 million in the year-ago period. As expected, Adjusted EBITDA was down as compared to the same quarter last year as a result of the longer amortization of product lifetime revenues, increased legal expenses and lower revenue as well as less of a benefit from inventory reserve utilization. TiVo reported a net loss of ($4.1) million, compared to guidance of a net loss of ($6) to ($8) million and a net income of $3.6 million in the first quarter of last year. Net loss per share was ($0.04), compared to net income of $0.04 per share for the first quarter of last year. TiVo exceeded both its Adjusted EBITDA and net loss guidance due to lower than anticipated expenses from reduced discretionary spending given the uncertain economic environment.

Rogers continued, “During the quarter, we continued to make progress on our mass distribution efforts and have taken on an increasingly important role as an innovator for distributors and multichannel operators that are looking to offer subscribers the ultimate advanced television viewing experience. In addition to providing consumers with a simple, easy one-stop-shop for TV viewing, TiVo continues to fortify its position as the simple, easy one–stop-shop for distributors as well. We provide the user interface, search capabilities, the facilitation of content delivery, advertising solutions, and audience measurement — all the critical ingredients for an advanced television service — where otherwise the operator would have to try to patch together solutions from multiple sources and vendors, resulting in a clumsy patchwork offering for consumers.

“Our work with Comcast is progressing on several fronts and Comcast passed along the following update to us. They are enthusiastic about the TiVo results so far in New England, and they’re looking forward to launching TiVo soon in Chicago. Beginning this summer in New England, they are planning to launch a new feature called TiVo Online Scheduler that will let customers with the Comcast DVR with TiVo service and Comcast’s high-speed Internet service manage and schedule recordings from anywhere they have Internet access. Also, as part of Comcast’s all digital transition, Comcast will soon present its customers with the option to use the TiVo HD retail box as an alternative to a digital adapter provided by Comcast, with details to be announced soon. Finally, given the positive satisfaction levels in the New England market, Comcast has told us it plans to offer TiVo as the primary DVR option going forward in a yet-to-be announced tru2way market,” Rogers stated.

Rogers continued, “Our partnership with SeaChange, a leading provider of video on demand solutions, allows small and medium sized cable providers operators to quickly deploy our industry-leading DVR while avoiding middleware investments such as tru2way implementation. These operators can offer a seamless experience that fully integrates the operator’s VOD service with a complete array of TiVo delivered broadband content thereby creating an entertainment package that goes well beyond what any of their competitors are able to offer.

“To help fulfill the demand we are seeing from this group of operators, we recently entered into a deal with Evolution Broadband, a leading reseller of digital solutions to independent cable operators. Evolution has already begun selling our product to its first TiVo customer, Comporium, an independent cable provider in metro Charlotte.”

“On the international front, we continue to expand our global footprint through strategic alliances with international broadcasters and cable companies. TiVo’s successful launch and continuing sales momentum in Australia with Seven Network has caught the attention of others in the media industry across the globe as a means to help protect their competitive position in their own markets. This led to our most recent distribution deal with TVNZ, New Zealand’s largest free-to-air and national broadcaster, and the second DVB-T standard country to begin offering the TiVo service.”

“On the TiVo-Owned side we continue to make significant strides toward creating a complete one-stop-shop for in-home entertainment that provides users with the best way to search and watch television. TiVo is about getting anything you want, whenever you want it, whether it’s on linear television or on an on-demand basis via the richness of video content now available via broadband.”

“This quarter we teamed with Blockbuster to add later this year its library of premium digital movie titles to the millions of pieces of content that TiVo already delivers directly to the TV. A particularly unique aspect of this content deal is the bricks and mortar component — Blockbuster will also sell TiVo DVRs at thousands of its stores nationwide as well as online, providing us access to a previously untapped retail distribution channel for introducing TiVo to consumers. Additionally, building on the growing trend by consumers to view their programming in high definition, last month we solidified our standing at the forefront of HD offerings through an announcement that TiVo subscribers are now able to download many high quality HD titles from Amazon Video On Demand, further enhancing their TV entertainment experience with TiVo. In just a short time the Amazon HD offering has already become a success with our sub base and about 20% of Amazon downloads through the TiVo service are now HD, which is impressive considering HD content only represents a small portion of Amazon’s library. It is also worth noting that broadband enabled TiVo subscribers have already accessed approximately 50 million downloads and millions and millions of streams to date. Our relationships with Blockbuster and Amazon HD will only add to the usage of our portfolio of broadband services.”

“We have again this quarter diligently kept acquisition costs and marketing spend in check as TiVo–Owned SAC was $139, roughly flat as compared to the comparable quarter last year when excluding benefit to hardware gross margin associated with sales of previously reserved standard definition inventory. Our recent deal with Blockbuster is another example of how we are finding ways to utilize our marketing resources much better and more efficiently by shifting marketing expenditures to third parties who have a stake in driving TiVo’s distribution and therefore taking on less of the SAC cost for ourselves.”

TiVo-Owned subscription gross additions for the first quarter were approximately 37,000, compared to 48,000 gross additions for the year-ago period. The TiVo-Owned monthly churn rate was 1.4%, slightly higher than the prior quarter but improved as the quarter progressed. Overall, TiVo-Owned subscriptions ended the quarter at 1.6 million. Cumulative total subscriptions as of April 30, 2009 were 3.2 million.

Rogers continued, “As TiVo continues to weave itself into the fabric of the media industry, we are acutely aware of the challenges advertisers, broadcasters and networks are facing, compounded by these difficult economic times, and we continue to work with them to provide advertising solutions and audience research tools to help make reaching target viewers more effective and impactful.

“To that end, we recently announced that we will be expanding the sample size of our Stop||Watch™ rating service in time for the fall TV season to 300,000 TiVo subscribers from 100,000, making it 75 times larger than other existing DVR audience research sample sizes. This increase will enable us to produce stable ratings data for dozens of additional cable networks, which have until now gone unmeasured by the industry currency due to their lower distribution and viewership.

“We are also very excited and have already received tremendous feedback from the industry about this summer’s upcoming launch of Stop||Watch™ Local Markets enabling us to provide local broadcast networks with accurate, statistically relevant ratings data they can’t get from other sources and simply can no longer afford to do without.”

Mr. Rogers concluded, “We enter the second quarter and the remainder of fiscal year 2010 with considerable momentum behind us. Though we are fully cognizant of the current economic reality, the hard work done thus far has TiVo positioned well for success through new avenues of distribution of our standalone box within the cable industry, new retail marketing opportunities, and further product innovation. We have also improved our balance sheet, our financial performance, our vast array of alliances throughout the media world and continued to drive feature improvement.

“While consumer spending is likely to remain stagnant for the foreseeable future, we have been using this period of time to accelerate our leadership in the delivery of solutions for consumers, distributors, television programmers and advertisers, where our innovation is not a function of one element of the advanced television landscape, but the entirety of the consumer experience and the business tools necessary to monetize it. Over the course of the year, numerous examples of our innovation will come to life in our feature rich products. As a result, we are confident and optimistic about our long-term growth prospects.”

Management Provides Financial Guidance

For the second quarter of fiscal 2010, TiVo anticipates service and technology revenues in the range of $47 million to $49 million, a net loss in the range of ($6) million to ($8) million, and Adjusted EBITDA in the range of breakeven to $2 million.

This financial guidance is based on information available to management as of May 27th, 2009. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the first quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 27, 2009. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (888) 254-3590 (no password required). The Webcast will be archived and available through June 4, 2009 at http://www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 8423916.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into a premier single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. (C) 2009 TiVo Inc. All rights reserved.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and the timing of additional mass distribution deals, profitability and financial guidance, distribution of the TiVo service domestically with Comcast and Cox and internationally in Australia, New Zealand and other regions, growth and innovation in TiVo’s advertising and audience research measurement business, the timing and availability of broadband content and service offerings, such as from Blockbuster, Amazon, SeaChange, Comcast and tru2way, future distribution of TiVo DVRs with Blockbuster, the results of TiVo’s litigation with EchoStar, how TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended April 30,
	2009	2008
Revenues
Service revenues	$42,129	$48,443
Technology revenues	6,386	6,407
Hardware revenues	6,376	5,945

Net revenues	54,891	60,795
Cost of revenues
Cost of service revenues (1)	10,150	11,194
Cost of technology revenues (1)	4,483	3,920
Cost of hardware revenues	10,576	10,365

Total cost of revenues	25,209	25,479

Gross margin	29,682	35,316

Research and development (1)	15,066	14,748
Sales and marketing (1)	5,695	5,936
Sales and marketing, subscription acquisition costs	982	1,159
General and administrative (1)	12,242	10,336

Total operating expenses	33,985	32,179

Income (loss) from operations	(4,303)	3,137
Interest income	190	579
Interest expense and other	—	(87)

Income (loss) before income taxes	(4,113)	3,629
Provision for income taxes	(16)	(13)

Net income (loss)	$(4,129)	$3,616

Net income (loss) per common share - basic	$(0.04)	$0.04

Net income (loss) per common share - diluted	$(0.04)	$0.04

Weighted average common shares used to calculate basic net income (loss) per share	102,278,944	99,386,826

Weighted average common shares used to calculate diluted net income (loss) per share	102,278,944	102,709,583

(1) Includes stock-based compensation expense as follows:
Cost of service revenues	$263	$191
Cost of technology revenues	557	606
Research and development	2,491	1,982
Sales and marketing	685	540
General and administrative	3,074	2,158

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	April 30, 2009	January 31, 2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$150,167	$162,337
Short-term investments	65,010	44,991
Accounts receivable, net of allowance for doubtful accounts of $875 and $770	11,645	14,283
Inventories	6,926	13,027
Prepaid expenses and other, current	3,577	4,896

Total current assets	237,325	239,534
LONG-TERM ASSETS
Property and equipment, net	10,220	10,285
Purchased technology, capitalized software, and intangible assets, net	11,295	10,597
Prepaid expenses and other, long-term	1,515	1,268
Long-term investments	3,684	3,944

Total long-term assets	26,714	26,094

Total assets	$264,039	$265,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$8,073	$9,844
Accrued liabilities	21,447	25,054
Deferred revenue, current	44,300	47,560

Total current liabilities	73,820	82,458
LONG-TERM LIABILITIES
Deferred revenue, long-term	26,965	28,557
Deferred rent and other long-term liabilities	126	126

Total long-term liabilities	27,091	28,683

Total liabilities	100,911	111,141
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000;
Issued shares are 104,982,528 and 103,604,015, respectively and outstanding shares are 104,479,782 and 103,370,523, respectively	105	104
Additional paid-in capital	844,299	829,273
Accumulated deficit	(676,325)	(672,196)
Treasury stock, at cost - 502,746 shares and 233,492 shares, respectively	(3,666)	(1,659)
Accumulated other comprehensive loss	(1,285)	(1,035)

Total stockholders’ equity	163,128	154,487

Total liabilities and stockholders’ equity	$264,039	$265,628

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended April 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(loss)	$(4,129)	$3,616
Adjustments to reconcile net income(loss) to net cash provided by(used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	2,310	2,572
Stock-based compensation expense	7,070	5,477
Amortization of trade credits	11	—
Allowance for doubtful accounts	97	25
Changes in assets and liabilities:
Accounts receivable	2,541	9,567
Inventories	6,101	3,859
Prepaid expenses and other	1,061	66
Accounts payable	(2,382)	(15,649)
Accrued liabilities	(3,588)	(5,557)
Deferred revenue	(4,852)	(5,356)
Deferred rent and other long-term liabilities	—	(82)

Net cash provided by(used in) operating activities	$4,240	$(1,462)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term and long-term investments	(99,936)	—
Sales of short-term investments	79,927	13,496
Acquisition of property and equipment	(800)	(1,649)
Acquisition of intangibles	(1,532)	—

Net cash provided by (used in) investing activities	$(22,341)	$11,847

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	7,957	4,057
Proceeds from issuance of common stock related to employee stock purchase plan	—	—
Treasury Stock - repurchase of stock for tax withholding	(2,007)	(454)
Payment under capital lease obligation	(19)	—

Net cash provided by financing activities	$5,931	$3,603

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(12,170)	$13,988

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	162,337	78,812

Balance at end of period	$150,167	$92,800

TIVO INC.

OTHER DATA

	Three Months Ended April 30,		Guidance Reconciliation Three Months Ending
	2009	2008	July 31, 2009
	(In thousands)		(In millions)
Net income (loss)	$(4,129)	$3,616	$(8) - $(6)
Add back:
Depreciation & amortization	2,310	2,572	$2 - $3
Interest income & expense	(190)	(564)	$0 - $(1)
Provision for income tax	16	13	$0

EBITDA	(1,993)	5,637	$(6) - $(4)
Stock-based compensation	7,070	5,477	$6

Adjusted EBITDA	$5,077	$11,114	$0 - $2

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended April 30,
(Subscriptions in thousands)	2009	2008
TiVo-Owned Subscription Gross Additions	37	48
Subscription Net Additions/(Losses):
TiVo-Owned	(30)	(17)
MSOs/Broadcasters	(109)	(128)

Total Subscription Net Additions/(Losses)	(139)	(145)
Cumulative Subscriptions:
TiVo-Owned	1,624	1,728
MSOs/Broadcasters	1,572	2,073

Total Cumulative Subscriptions	3,196	3,801
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	59%	61%

Included in the 1,624,000 TiVo-Owned subscriptions are approximately 215,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Effective November 1, 2008, we extended the period we use to recognize product lifetime subscription revenues from 54 months to 60 months for all product lifetime subscriptions acquired on or before October 31, 2007. We now amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2009	2008
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,639	1,737
TiVo-Owned subscription cancellations	(67)	(65)

TiVo-Owned Churn Rate per month	-1.4%	-1.3%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our lowest cost product offerings, current economic conditions, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
Subscription Acquisition Costs	2009	2008	2009	2008
	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$982	$1,159	$5,861	$26,419
Hardware revenues	(6,376)	(5,945)	(41,564)	(45,450)
Less: MSOs/Broadcasters-related hardware revenues	(27)	698	8,608	698
Cost of hardware revenues	10,576	10,365	57,953	91,677
Less: MSOs/Broadcasters-related cost of hardware revenues	(6)	(581)	(8,015)	(581)

Total Acquisition Costs	5,149	5,696	22,843	72,763

TiVo-Owned Subscription Gross Additions	37	48	176	267
Subscription Acquisition Costs (SAC)	$139	$119	$130	$273

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net

TiVo- Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,
TiVo-Owned Average Revenue per Subscription	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$42,129	$48,443
Less: MSOs/Broadcasters-related service revenues	(4,522)	(5,699)

TiVo-Owned-related service revenues	37,607	42,744
Average TiVo-Owned revenues per month	12,536	14,248
Average TiVo-Owned per month subscriptions	1,639	1,737

TiVo-Owned ARPU per month	$7.65	$8.20

	Three Months Ended April 30,
MSOs/Broadcasters Average Revenue per Subscription	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$42,129	$48,443
Less: TiVo-Owned-related service revenues	(37,607)	(42,744)

MSOs/Broadcasters-related service revenues	4,522	5,699
Average MSOs/Broadcasters revenues per month	1,507	1,900
Average MSOs/Broadcasters per month subscriptions	1,625	2,136

MSOs/Broadcasters ARPU per month	$0.93	$0.89

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period.